Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

October 16, 2017

CBS Corporation

51 W 52nd Street

New York, NY 10019

Ladies and Gentlemen:

We have acted as special counsel to CBS Corporation, a Delaware corporation (“CBS”), in connection with (1) the proposed distribution by CBS Broadcasting Inc., a New York corporation and an indirectly wholly owned subsidiary of CBS (“CBS Broadcasting”) of all of the outstanding equity of CBS Radio Inc., a Delaware corporation (“Radio”) and prior to the First Distribution (as defined below) a wholly owned subsidiary of CBS Broadcasting, to Westinghouse CBS Holding Company, Inc. (“Westinghouse” and such distribution, the “First Distribution”), (2) the distribution by Westinghouse of all of the outstanding stock of Radio to CBS (together with the First Distribution, the “Internal Distributions”), (3) the Stock Split,1 (4) the distribution of the stock of Radio by CBS pursuant to an exchange offer to holders of CBS Class B Common Stock who exchange shares of CBS Class B Common Stock for shares of Radio Common Stock (the “Exchange Offer”), and, to the extent that (A) holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock owned by CBS in the Exchange Offer or (B) the Exchange Offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit of a maximum number of shares of Radio Common Stock that will be distributed for each share of CBS Class B Common Stock accepted in the Exchange Offer being in effect (as described in (i) the registration statement on Form S-4/S-1 filed by Radio, including the prospectus contained therein (as amended or supplemented through the date hereof, the “Radio Registration Statement”), relating to the Exchange Offer and certain related transactions, and (ii) the registration statement on Form S-4 filed by Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), including the prospectus contained therein and the proxy statement filed in connection therewith (as amended or supplemented through the date hereof, and, together with the Radio Registration Statement, the “Registration Statements”), relating to the Merger (as defined below) and certain related transactions), a pro rata distribution by CBS to its stockholders of any remaining Radio Common Stock held by CBS based on the relative

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All capitalized terms used but not defined herein have the meaning specified, either directly or by reference, in the Separation Agreement (as defined below). Except as otherwise provided, all “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), and all “Treasury Regulations Section” references are to the Treasury regulations promulgated under the Code.

CBS Corporation

October 16, 2017

economic interest of each such stockholder in the total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the Exchange Offer (such distribution, the “Clean-Up Spin-Off”) and together with the Exchange Offer, the “Final Distribution,” and the Final Distribution, together with the Internal Distributions, the “Distributions”), in each case pursuant to the Separation Agreement, dated as of February 2, 2017 (the “Separation Agreement”), by and between CBS and Radio, and (5) the merger (the “Merger”) of Constitution Merger Sub Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Acquiror, with and into Radio, with Radio surviving pursuant to the Agreement and Plan of Merger, dated as of February 2, 2017, by and among CBS, Radio, Acquiror, and Merger Sub, as amended (the “Merger Agreement”) (the foregoing transactions and the other transactions contemplated by the Merger Agreement and the Separation Agreement, the “Transactions”). At your request, and in connection with the effectiveness of the Registration Statements, we are rendering our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the Registration Statements, the representation letters dated as of the date hereof of CBS, Radio, Acquiror, and Merger Sub and the representation letter dated as of February 8, 2017 of Sumner M. Redstone (“Redstone”), and delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In addition, we have assumed that: (i) the Transactions and related transactions will be consummated in accordance with the provisions of the Merger Agreement, the Separation Agreement and the other Transaction Agreements and as described in the Registration Statements (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Transactions and the parties thereto set forth in the Merger Agreement, the Separation Agreement, the other Transaction Agreements and the Registration Statements are true, complete and correct and each of the Registration Statements is true, complete and correct and will remain true, complete, and correct at all times up to and including the effective times of each of the Final Distribution and the Merger, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by CBS, Radio, Acquiror, Merger Sub and Redstone in the Representation Letters are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the effective times of each of the Final Distribution and the Merger, (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and that all natural persons who have executed such documents are of legal capacity, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Separation Agreement, the other Transaction Agreements and the Registration Statements, our opinion as expressed below may be adversely affected.

CBS Corporation

October 16, 2017

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences of the Final Distribution and the Merger” in the Registration Statements, it is our opinion that, under currently applicable U.S. federal income tax law:

1.	None of CBS Broadcasting, Westinghouse or CBS will recognize gain or loss upon any of the Distributions, other than with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns;

2.	U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Final Distribution and the Merger” in the Registration Statements) will recognize no gain or loss (and no amount will be includible in their income) upon the receipt of Radio Common Stock in the Final Distribution under Section 355(a)(1) of the Code;

3.	The aggregate basis of the Radio Common Stock received by U.S. holders of CBS Class B Common Stock in the Exchange Offer will be the same as the respective U.S. holder’s aggregate basis in the CBS Class B Common Stock exchanged therefor pursuant to Section 358(a)(1) of the Code;

4.	If the Clean-Up Spin-Off is effected, the aggregate basis of the Radio Common Stock received by U.S. holders of CBS Class B Common Stock in the Clean-Up Spin-Off will equal the aggregate basis of the CBS Class B Common Stock with respect to which such Radio Common Stock was received in the Clean-Up Spin-Off immediately before the Clean-Up Spin-Off, allocated between the respective U.S. holder’s CBS Class B Common Stock and the Radio Common Stock received in the Clean-Up Spin-Off in proportion to their respective fair market values immediately following the Clean-Up Spin-Off, pursuant to Section 358(a)(1), (b)(2) and (c) of the Code;

5.	The holding period of the Radio Common Stock received by each U.S. holder of CBS Class B Common Stock in the Final Distribution will include the holding period of the shares of CBS Class B Common Stock held by each such U.S. holder immediately before the Final Distribution pursuant to Section 1223(1) of the Code, provided the CBS Class B Common Stock was held as a capital asset on the date of the Final Distribution;

6.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

7.	The U.S. holders of Radio Common Stock will recognize no gain or loss on their receipt of shares of Class A common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”) (including any fractional share interests deemed received) solely in exchange for shares of Radio Common Stock in connection with the Merger pursuant to Section 354(a)(1) of the Code;

CBS Corporation

October 16, 2017

8.	The aggregate basis of the Acquiror Common Stock received by U.S. holders of Radio Common Stock in the Merger (including any fractional share interests deemed received) will be the same as the respective U.S. holder’s aggregate basis in the Radio Common Stock surrendered in exchange therefor pursuant to Section 358(a)(1) of the Code; and

9.	The receipt by U.S. holders of Radio Common Stock of cash in lieu of fractional shares of Acquiror Common Stock will be treated for U.S. federal income tax purposes as if the fractional shares had been distributed to such U.S. holders in connection with the Merger and then had been disposed of by such U.S. holders for the amount of such cash in a sale or exchange pursuant to which gain or loss is recognized under Section 1001 of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, the Separation Agreement, the other Transaction Agreements, or the Registration Statements other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform CBS of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statements. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statements, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz